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                                                                 EXHIBIT 3.3

                  CERTIFICATE OF DESIGNATION, PREFERENCES AND
                      RIGHTS OF CLASS A PREFERRED STOCK OF
                             ANKER COAL GROUP, INC.

             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

     The undersigned, being the duly appointed President and Secretary of Anker Coal Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors adopted the following resolution creating a class of 10,000 shares of preferred stock designated as Class A Preferred Stock.

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority conferred upon the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, there is hereby established a class of the preferred stock of the Corporation, $2,500 par value per share, which class shall be designated as "CLASS A PREFERRED STOCK," and which shall consist of 10,000 shares ("Class A Shares" or singularly a "Class A Share") and which shall have the following dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences and other rights, qualifications, limitations and restrictions.

1.   Dividend Rights.

     a. The holder of record of each Class A Share (a "Holder") shall be entitled to receive, when, as and if declared by the Corporation's Board of Directors or a duly authorized committee thereof, out of funds legally available therefor, on December 31 of each year a cumulative cash dividend equal to 5% on an annual basis of the sum of (i) the par value of such Share plus (ii) accrued and unpaid dividends. To the extent permitted by applicable law and not prohibited pursuant to the terms of that certain Credit Agreement to be entered into on or about August 9, 1996 among the Corporation and a consortium of banks led by The Chase Manhattan Bank or the Corporation's Certificate of Incorporation, the Corporation's Board of Directors or a duly authorized committee thereof shall declare such dividends on such date each year (or, if such day is not a business day, on the next business day thereafter), and such dividends shall be paid by the Corporation within 30 days after such declaration.

     b. Dividends on Class A Preferred shall accrue whether or not declared or paid.

     c. So long as any Class A Shares are outstanding, the Corporation shall not declare, pay or set aside for payment any dividend or other distribution in respect of any equity securities
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issued by the Corporation other than shares of Class C and Class D preferred stock of the Corporation unless all dividends accumulated and unpaid with respect to the Class A Shares are simultaneously declared and paid.

2.   Rights on Liquidation and Ranking.

     a. In the event of the liquidation, dissolution, winding-up or sale or other disposition of all or substantially all of the assets of the Corporation, whether voluntary or involuntary (a "Liquidation"), each Holder shall be entitled to receive with respect to each Class A Share, before any distribution is made to or set aside for the holders of common stock of the Corporation or any other equity security of the Corporation other than the Class C and Class D Preferred Stock of the Corporation, cash or any other assets of the Corporation in an amount (or having a fair market value) equal to the sum of (i) $2,500 plus (ii) any accrued and unpaid dividends with respect to such share (such sum, the "Liquidation Preference"). If the assets of the Corporation available for distribution to Holders are insufficient to permit the payment in full of the amount due to the Holders pursuant to this paragraph 2(a), the entire assets of the Corporation available for distribution to Holders shall be divided pro rata among the Holders. A merger or consolidation of the Corporation with another corporation (or other business entity) or a voluntary sale of all or substantially all of the assets of the Corporation principally in exchange for stock and/or securities or another corporation (the foregoing a "Merger") shall not be deemed a Liquidation if such transaction does not occur as part of a proceeding under Title 11 of the United States Code or any federal or state law for the protection or creditors or relief of debtors.

     b. With regard to rights to receive distributions upon Liquidation of the Corporation, Class A Shares shall rank (i) junior to the Corporation's Class C and D Preferred Stock, (ii) senior to the Corporation's Class B Preferred Stock and (iii) senior to the Corporation's Common Stock.

3. Voting Rights. Class A Shares generally shall have no voting rights; provided, however, that the Corporation shall not take any of the following actions without the affirmative vote of Holders holding at least fifty percent (50%) of the Class A Shares then outstanding, given in person or by proxy, either in writing or by a resolution adopted at a meeting called for such purpose:

     a. amend, alter or repeal any of the provisions of the Corporation's Certificate of Incorporation or Bylaws or pass any shareholders' resolution, including such action effected by merger or similar transaction, if such amendment, alteration, repeal or resolution would affect adversely the preferences, special rights or powers of the Class A Shares;

     b. increase or decrease (other than by redemption or conversion) the total number of authorized Class A Shares;


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     c. issue any capital stock which ranks senior to or on a parity with the
Class A Shares with respect to right to receive distributions upon Liquidation or with respect to dividends.

4. Conversion Rights. Upon the offering by the Corporation of shares of its common stock to the public pursuant to an effective registration statement filed with the Securities and Exchange Commission other than on a Form S-4 or S-8, each Holder shall have the right but not the obligation to convert each Class A Share held by such Holder at the time of such offering into that number of shares of the Corporation's common stock (of the series or class being offered) determined pursuant to the following formula: CS = 1.5($2,500)/OP, where CS represents the number of shares of common stock resulting from the conversion of each Class A Share and OP represents the offering price per share of common stock pursuant to such public offering; provided, however, that the number of shares of the Corporation's common stock resulting from a conversion pursuant to this Section 4 shall not exceed twenty percent (20%) of the number of shares of common stock offered for sale by the Corporation for its own account included in such public offering. Any Holder must give prior written notice to the Corporation of its intent to convert Class A Shares pursuant to this Section 4, such notice to be given (i) at least 30 days prior to a public offering or (ii) within 10 days following receipt of notice by such Holder from the Corporation as to the date of such public offering, whichever is later. For the purposes of this Section 4, the offering price of any public offering shall be deemed to be the midpoint of the range of expected selling prices as determined by the underwriters of such offering immediately prior to the effectiveness of the registration statement filed with respect to such offering.

5.  Redemption.

     a. Commencing on May 31, 2006, the Corporation shall redeem Class A Shares for a price per share equal to the Liquidation Preference. Class A Shares shall be redeemed pursuant to the following schedule: (i) ten percent (10%) of the Class A Shares outstanding as of May 31, 2006 shall be redeemed on such date, and (ii) the same number of Class A Shares shall be redeemed on each subsequent May 31 until all of the outstanding Class A Shares shall have been redeemed.

     b. Class A Shares shall be redeemable at the option of the Holders in the event of the institution of bankruptcy proceedings against the Corporation under Chapters 7 or 11 of the United States Code.

     c. In the event of a Merger or the transfer of all of the Corporation's common stock to a single person, the Corporation or the surviving entity in such Merger as the case may be shall, within sixty (60) days after the effective date of the Merger, redeem all of the outstanding Class A Shares at the Liquidation Preference as of the last business day prior to the effective date of the Merger.

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     d.   The Corporation shall have no obligation to redeem Class A Shares pursuant to Sections 5(a), (b) or (c) to the extent that such redemption would violate any provision of that certain Credit Agreement to be entered into on or about August 9, 1996 among the Corporation and a consortium of banks led by The Chase Manhattan Bank, to the extent that the Corporation has no funds legally available for such redemption, or to the extent that there are at the time of such redemption any accrued and unpaid dividends on the Corporation's Class C or Class D Preferred Stock. In the event a redemption under Section 5(a) is prevented by the application of the preceding sentence, such redemption shall take place immediately following the cessation of the circumstances described in the preceding sentence.

     e. So long as any Class A Shares are outstanding, the Corporation shall not declare, pay or set aside for payment any dividend or other distribution in respect of any equity securities issued by the Corporation other than Class C and Class D Preferred Stock, nor shall it redeem any equity securities of the Corporation other than (i) Class C and D Preferred Stock of the Corporation or
(ii) Common Stock of the Corporation held by an executive officer of the Corporation and redeemed with the proceeds of "key-man" life insurance policies maintained by the Corporation with respect to such executive officer, unless all redemptions required by this section have been effected or are effected simultaneously.

    RESOLVED FURTHER, that the President, the Executive Vice President, the Secretary and the Assistant Secretary of the Corporation are each authorized to do or cause to be done all such acts or things and to make, execute and deliver or cause to be made, execute and delivered all such agreements, documents, instruments and certificates in the name and on behalf of the Corporation or otherwise as they deem necessary, desirable or appropriate to execute or carry out the purpose and intent of the foregoing resolutions.

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate as of this 8th day of August, 1996.




                                        /s/ John J. Faltis
                                        -----------------------------------
                                        John J. Faltis, President


                                        /s/ Bruce Sparks
                                        -----------------------------------
                                        Bruce Sparks, Secretary




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